Exhibit 3.13

CERTIFICATE OF FORMATION

OF

WESTERN REFINING PRODUCT TRANSPORT, LLC

1.	The name of the limited liability company is Western Refining Product Transport, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 10 day of September, 2014.

By:	/s/ Justin D. Hunter
Name:	Justin D. Hunter
Title:	Authorized Person